EXHIBIT 10.22

REVOLVING CREDIT NOTE

$20,000,000.00	Memphis, Tennessee
November 30, 2006

Wilshire Acquisitions Corporation, a Nevada corporation, (the “Borrower”) promises to pay to the order of FIRST TENNESSEE BANK NATIONAL ASSOCIATION, (the “Lender”), in lawful money of the United States of America, the principal amount of Twenty Million and 00/100 Dollars ($20,000,000.00) or so much as may be outstanding, together with interest on the unpaid principal balance from time to time outstanding. Interest shall be calculated from the date of each advance until repayment of each advance. This Note is the note referenced in that certain Loan Agreement of even date herewith between Borrower, Lender and Beverly Hills Bancorp Inc. (the “Loan Agreement”). Unless otherwise defined in this Note, capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement.

This Note, including unpaid principal and all accrued and unpaid interest, is due and payable in full on November 30, 2007 (the “Maturity Date”). In addition, on each Interest Payment Date, Borrower will make quarterly payments of all accrued and unpaid interest due as of such Date, beginning March 1, 2007. For purposes of this Note, the “Interest Payment Dates” shall be March 1, June 1, September 1 and November 30. Unless other wise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All installments of interest, and the principal hereof, are payable at the office of Lender, 845 Crossover Lane, Suite 150, Memphis, TN, 38117, or such other address as the Lender may from time to time specify in writing in accordance with the Loan Agreement.

The interest rate on this Note is subject to change from time to time based on changes in an independent index (the “Index”) which is the LIBOR Rate (as hereinafter defined). The interest rate shall be subject to adjustment on each Interest Payment Date (each such date an “Interest Rate Change Date”). The “LIBOR Rate” shall mean the London Interbank Offered Rate of interest for an interest period of three (3) months, as reported in The Wall Street Journal published on each Interest Rate Change Date or, if The Wall Street Journal is not published on such date, the last date immediately preceding such date on which The Wall Street Journal is published. Each change in the Index which results from a change in the LIBOR Rate shall become effective, without notice to Borrower, on each Interest Rate Change Date. The Index is not necessarily the lowest rate charged by Lender on its loans. If during the term of this Note publication of the The Wall Street Journal is terminated or suspended, Lender may designate an alternative publication to determine the LIBOR Rate. If the LIBOR Rate ceases to be available, Lender may substitute an alternative but comparable index upon at least 45 days prior written notice to Borrower. Lender will tell Borrower the current LIBOR Rate upon Borrower’s request. The interest rate will not change except on an Interest Rate Change Date. Borrower understands that Lender may make loans based on indices other than the Index. The initial interest rate on this Note is 7.02% per annum. The interest rate of any Interest Rate Change Date shall be the rate of 1.65% over the LIBOR Rate as of the Interest Rate Change Date. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

Borrower may, at its option, at any time and from time to time, without prepayment penalty or premium, prepay this Note in whole or in part. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest.

Any amounts not paid when due hereunder (whether by acceleration or otherwise) shall bear interest after maturity at the lesser of (a) twenty percent (20%) per annum or (b) the maximum effective variable contract rate which it is lawful for the holder hereof to charge.

If an Event of Default shall occur, at any time thereafter that such Event of Default shall be continuing, Lender may, at its option without demand or notice (except as otherwise provided herein), the same being expressly waived, declare the Loan, with interest thereon, to be immediately due and payable, and may proceed to exercise all rights and remedies available under the Loan Documents, at law or in equity, concurrently or sequentially, in such order as Lender may elect, all such rights and remedies being cumulative. If any default, other than a default on payment of the Note, is curable and if Borrower has not been given a notice of a similar default within the preceding 12 months, such default shall not be an Event of Default unless within 30 days of notice thereof from Lender Borrower fails to cure such default or, if the cure requires more than 30 days, Borrower fails to initiate steps to cure said default.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to enforce its collection, or to represent the rights of the Lender in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Borrower against the Lender, the Borrower shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney’s fee.

Borrower and any endorsers or guarantors hereof waive protest, demand, presentment, and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions or the period or periods thereof, without notice to them and without affecting their liability hereon.

It is the intention of the Lender and Borrower to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the Lender ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate which the Lender may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to Borrower, or other party lawfully entitled thereto. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest rate which Lender may lawfully charge under applicable law from time to time in effect, the Borrower and the Lender shall, to the maximum extent permitted under applicable law, characterize any non-principal payment as a reasonable loan charge, rather than as interest. Any provision hereof, or of any other agreement between the Lender and Borrower, that operates to bind, obligate, or compel the Borrower to pay interest in excess of such maximum rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Lender and Borrower that is in conflict with the provisions of this paragraph.

This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrower’s accounts, may be requested orally or in writing by Borrower or by an authorized person. Until the Maturity Date, Borrower may reborrow funds available under the Loan. Borrower agrees to be liable for all sums either: (a) advanced in accordance with the instructions of an authorized person or (b) credited to any of Borrower’s accounts with Lender in accordance with the Loan Agreement.

The terms of this Note shall be binding upon Borrower, and upon Borrower’s successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statue) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

BORROWER: Wilshire Acquisitions Corporation

By:	By:
Title:	Title: